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                           SECOND AMENDMENT OF LEASE

         This Second Amendment of Lease is made as of the 22 day of September, 2003, between Gesipa Real Estate Partners, an entity having an office at 375 Phillips Boulevard, Ewing, New Jersey 08618 ("Landlord"), and Universal Display Corporation, an entity having an office and principal place of business at 375 Phillips Boulevard, Ewing, New Jersey 08618 ("Tenant").

         Whereas, Landlord and Tenant have entered into a Lease Agreement dated October 12, 1998, which agreement was amended by a First Amendment of Lease dated January 11, 2001 (the "Master Lease"); and

         Whereas, Landlord and Tenant desire to renew the term of the Master Lease for an additional five-year period and to make such other changes to the Master Lease as are described below.

         Now, Therefore, Landlord and Tenant, intending to be legally bound, hereby agree as follows:

         First; the term of the Master Lease shall be renewed for an additional five (5) year period, commencing on January 1, 2004.

         Second; the rental rate for the renewal term of the Master Lease shall be $14.00 per square foot, without any corresponding increase in the security deposit required from Tenant.

         Third; the following new Article 55 shall be added to the Master Lease:

         "55. PURCHASE OPTION.

         Following the first six (6) months of the renewal term of this Lease, Tenant shall have the right to exercise an option to purchase the Property, including the Building, for [The confidential material contained herein has been omitted and has been separately filed with the Commission.] This option shall remain in effect for the entire renewal term of this Lease and shall be exercisable on at least sixty
         (60) days' prior written notice to Landlord. If the option is exercised, Landlord would become a tenant in the Building for the remainder of the renewal term of this Lease for up to 6,000 square feet at a rental rate of $14.00 per square foot. Each of Landlord and Tenant shall be responsible for its own costs and expenses of design and construction in creating or refitting its space in the Building following Tenant's exercise of the option. The leaseback agreement executed by Landlord and Tenant shall be in substantially the form of this Lease, subject to appropriate modification as mutually agreed to by the parties."

         Fourth; each party represents to the other that it utilized no broker for this transaction.

         Fifth; except as set forth in this Second Amendment of Lease, all other terms, covenants, conditions, provisions and agreements contained in the Master Lease shall remain in full force and effect.

         In Witness Whereof, this Second Amendment of Lease has been duly executed by the parties hereto as of the day and year first above written.

Witness:                                 Gesipa Real Estate Partners


           /s/ William S. Schuler        By:          /s/ Guy C. Krone
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Name:      William S. Schuler            Name:        Guy C. Krone
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Witness:                                 Universal Display Corporation


           /s/ Scott Bovino              By:          /s/ Sidney D. Rosenblatt
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Name:      Scott Bovino                  Name:        Sidney Rosenblatt
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